Exhibit 10.11

ENGLISH TRANSLATION

INDIVIDUAL EMPLOYMENT CONTRACT FOR AN INDEFINITE TERM (HEREINAFTER THE “CONTRACT”) ENTERED INTO BY AND BETWEEN, ON THE ONE HAND, SNDA EXPLORACIÓN, S. de R.L. de C.V. (HEREINAFTER THE “COMPANY”), IN ITS CAPACITY AS EMPLOYER, REPRESENTED HEREIN BY IRERI RICO GARCIA IN HIS CAPACITY AS LEGAL REPRESENTATIVE, AND ON THE OTHER HAND, CARLA LLANTADA DE LA PAZ (HEREINAFTER THE “EMPLOYEE”), IN HER OWN RIGHT AND IN HER CAPACITY AS AN EMPLOYEE, IN ACCORDANCE WITH THE FOLLOWING:

WHEREAS

I.
The Company declares that it is a commercial corporation duly incorporated and existing in accordance with Mexican law, engaged primarily in the mining and metallurgical industry in general, and therefore, in the performance of any act that is necessary, a consequence of, or related to said industry, with its registered office at Prolongación Antiguo camino a don Diego S/N, Interior No. 6, Frac. Mi Bendición (Privada de Don Diego), San Miguel de Allende, Guanajuato, Mexico.

II.
The Company seeks to hire a person with the necessary skills and experience to fill the position of Legal, Governance and Institutional Relations Director, subject to variable work hours and location, in accordance with the Company’s needs.

III.
The Employee declares that she is a Mexican national, born on November 17, 1971, female, single, with Unique Population Registry Code LAPC711117MDFLZR09 and Federal Taxpayer Registry Code LAPC711117DP5. Residing at Javier Serra Barrios 225, ZEDEC Santa Fe, Apartment 401B, Cuajimalpa, Mexico City 01210.

IV.
In accordance with Section X of Article 25 of the Federal Labor Law, the following persons are designated as beneficiaries pursuant to the provisions of Article 501 of the same law:

Children:
Father:
Mother:
Common-law spouse:
Person financially dependent on the Employee:

V.
The Employee states that she possesses the necessary knowledge to meet the Company’s needs. She declares that she has the necessary capacity and experience to provide her services to the Company as Legal, Governance and Institutional Relations Director and therefore possesses the necessary knowledge to perform said work.

VI.
The Employee declares that she has received a full explanation of the nature of the work they will perform and that they possess the necessary knowledge and skills to carry it out, and therefore agrees to provide her services to the Company.

IN VIEW OF THE FOREGOING, the parties enter into this Contract subject to the terms of the following:

PROVISIONS

SECTION 1. DESCRIPTION OF PERSONAL SERVICES.

1.1
Position. The Employee agrees to provide personal services to the Company in the role of Legal, Governance and Institutional Relations Director, which the Employee agrees to perform at all times with the utmost diligence and efficiency.

1.2
Duties and Responsibilities. The Employee’s primary responsibilities shall include, but are not limited to, the following: i) Developing, managing, and maintaining relationships with various levels of government (local, state, and federal) to promote the Company’s interests and ensure a favorable environment for its operations; ii) Support the implementation and maintenance of the Company’s governance framework, ensuring compliance with laws, regulations, and internal policies; iii) Manage the Company’s legal affairs, including advising it on all legal matters affecting it, contract execution, litigation and legal proceedings, administrative procedures, and other related matters; iv) Coordinate and supervise work with the Company’s external attorneys; v) Participating in the overall strategy to achieve the Company’s objectives as identified in its mission, vision, and values; vi) Developing, implementing, and maintaining policies and procedures, as well as all functions and activities related to the position.

1.3
Additional Duties. It is expressly understood and agreed that the foregoing list of duties and obligations is not exhaustive and that the Employee shall comply with any other duties, obligations, restrictions, or instructions issued by the Company or arising from or related to this Contract and the position for which the Employee was hired. The Employee acknowledges that the Company has the right to modify, at its discretion, the Employee’s duties and obligations; however, such modifications shall not adversely affect the nature of the Employee’s position.

1.4
Compliance with Laws and Company Policies. The Employee expressly agrees to observe the Company’s standards of conduct and ethics, business practices, and work policies while performing their duties, as well as to comply with the laws of the Mexican Republic.

SECTION 2. EXCLUSIVITY OF SERVICES.

The Employee expressly agrees to provide her services exclusively to the Company. During the term of this Contract, the Employee agrees not to accept, whether for compensation or free of charge, directly or indirectly (through third parties, whether individuals or legal entities), activities that are similar or analogous to those provided for in this Contract, or to those that the Company may develop in the future, for third parties other than the Company, unless the Company expressly authorizes such activities. Likewise, the Employee agrees, without the Company’s consent, not to invest in or acquire rights, shares, and/or interests, directly or indirectly, in companies, legal entities, assets, businesses, joint ventures, and/or institutions that carry out activities analogous or similar to those provided for in this Contract or that constitute the Company’s corporate purpose, whether as an owner, co-owner, shareholder, partner, director, officer, trustee, representative, agent, advisor, or in any other capacity, whether in her own right or on behalf of any partnership, corporation, or commercial organization, nor to hire, solicit, or induce any person who is an employee or advisor of the Company to terminate her employment contract or otherwise terminate her relationship with the Company.

SECTION 3. TRUSTED EMPLOYEE.

Taking into consideration the confidential nature of the work to be performed by the Employee and that the applicable legal requirements have been met, both parties acknowledge and agree that the Employee is and shall be considered a trusted employee for all legal purposes.

SECTION 4. PLACE OF WORK.

The parties agree that the place where the Employee shall perform her services shall be the Company’s address indicated in Whereas I of this Contract or at any other address where the Company maintains offices within the Mexican Republic and, if required, including abroad or at any location designated by the Company.

SECTION 5. WORKING HOURS.

5.1
The Employee’s workweek shall be 48 hours, which may be distributed weekly in accordance with the provisions of the second paragraph of Article 59 of the Federal Labor Law, in accordance with the Company’s needs, in order to achieve the greatest efficiency in the Company’s human and material resources. Each day, the Employee shall interrupt their workday for at least one hour to rest and/or eat outside the Company’s facilities; therefore, this time shall not be considered part of the workday.

5.2
The Employee authorizes the Company to modify said workday or the distribution of working hours in accordance with the Company’s needs, without any liability on the part of the Company, as the Employee expressly accepts that her workday will be variable.

5.3
The Employee is required to clock in and out of the workplace in the manner determined by the Employer. The parties agree that absences due to illness or work-related or general accidents shall only be excused by the Employee upon presentation of a medical certificate of incapacity legally issued by the Mexican Social Security Institute.

SECTION 6. COMPENSATION.

6.1
Monthly Salary. During the term of this Contract, the Employee shall receive from the Company, as remuneration for her services and the obligations assumed hereunder, a gross monthly salary of $250,000.00 (TWO HUNDRED AND FIFTY THOUSAND PESOS AND 00/100 M.N.). Such remuneration shall be paid in biweekly installments on the fifteenth and last days of each month (hereinafter the “Payment Date”). In the event that the Payment Date falls on a non-business day in Mexico, the remuneration shall be paid on the immediately preceding business day.

6.2
Method of Payment. The Employee expressly agrees that the Company may pay her salary by depositing it, along with the amount of any other benefits in her favor, into the bank account designated by the Company, after making the applicable withholdings and deductions. It is understood and agreed that the deposit into the bank account designated by the Company shall serve as a pay stub in accordance with Articles 101 and 804 of the Federal Labor Law.

Salary payment shall be made on a pro-rata basis for days on which the Employee does not work a full shift; in such cases, the pro-rata portion of the seventh day shall also be deducted.

The Company may deposit the Employee’s salary via bank transfer or any other electronic means. It is understood that the mere deposit with the corresponding financial institution shall serve as proof of payment in accordance with the provisions of Article 804 of the Federal Labor Law.

The Employee must sign the relevant pay stubs, as well as any other deductions made for Social Security payments, income taxes, and/or any other deductions the Employee is required to pay, thereby expressly agreeing from this moment forward to the deductions required by the Social Security Law and the Income Tax Law, as well as those provided for in the Federal Labor Law and other applicable regulations.

SECTION 7. WEEKLY DAY OFF.

The Employee shall be entitled to one paid day off per week, which initially shall be Sunday of each week, without prejudice to the Company’s right to change said day off according to its needs, and the Employee hereby grants her consent to such modification, whatever it may be. The Company may grant the Employee an additional day of rest in cases where the workday is distributed in accordance with Article 59 of the Federal Labor Law. It is understood that compensation for the weekly rest day is included in the salary provided for in Section 6 above, as it represents the total amount of the Employee’s monthly compensation.

SECTION 8. MANDATORY DAYS OF REST.

The Employee shall be entitled to the mandatory rest days specified in Article 74 of the Federal Labor Law, the salary for which is also covered by the aforementioned amount, as it constitutes the Employee’s monthly compensation.

SECTION 9. VACATION.

The Employee shall be entitled to an annual vacation period of 20 days for each full year of service, on a pro-rata basis according to the time actually worked, in accordance with the provisions of Article 76 of the Federal Labor Law; provided that such period shall be granted after the expiration of the year of service and at the time determined by the Company in accordance with its needs.

The Employee shall receive a vacation bonus consisting of 100% of the salary corresponding to the days to be taken, in accordance with the provisions of Article 80 of the Federal Labor Law.

SECTION 10. OVERTIME.

The Employee is prohibited from working overtime unless prior consent has been obtained and in accordance with written instructions issued by her immediate supervisor, the Company, or a person designated by the Company. When, for any reason, the Employee must work more hours than those specified in Section 5 as the standard workday, the Employee shall first obtain from the Company the written instructions and consent referred to in this Section; otherwise, the Employee may not work any overtime.

SECTION 11. BONUS.

The Employee shall be entitled to receive a year-end bonus equivalent to 30 days’ base salary, which shall be paid before December 20 of each year, in accordance with Article 87 of the Federal Labor Law.

SECTION 12. EMPLOYEE PAYSTUBS.

The Company shall issue a CFDI electronic receipt in the Employee’s name on each Payday, with the payment receipt covering the total amounts accrued as of that date. The Employee shall have THREE business days to request any clarification regarding the amounts paid and described in the pay stub; failure to do so shall be deemed acceptance that the remuneration received covers the work performed up to that date, and the Employee may not subsequently demand payment of any benefits for the period in question. The corresponding receipt shall constitute a full settlement in favor of the Company for all wages and benefits accrued by the Employee for the corresponding period for services rendered up to that date, regardless of whether or not said receipt contains a statement to that effect. Pursuant to the provisions of the Federal Labor Law establishing the use of electronic means and the provisions of the Income Tax Law regarding the issuance of tax receipts, the Employer may use electronic means to issue and deliver receipts to the Employee.

SECTION 13. CONFIDENTIALITY.

13.1
In accordance with the provisions of this Section, the Employee agrees not to disclose to any individual or legal entity any confidential information regarding the Company, its clients, or third parties related to the Company that comes to the Employee’s knowledge. The provisions of this Section shall remain in effect even after the employment relationship with the Company has ended, regardless of the reason for termination.

13.2
The Employee acknowledges that, from the outset of the employment relationship and throughout its duration, she will have access to information and materials owned by the Company, as well as to other information and materials that are not publicly known, which the Company considers proprietary, confidential, and containing trade secrets. Such information and materials (hereinafter the “Confidential Information”) may include information related to contractual negotiations, work in progress, product planning, customer lists, supplier contacts, computer programs, algorithms, systems, business or financial matters, operating methods, operations, internal controls, or security procedures of the Company or any existing or potential supplier or customer of the Company. Furthermore, the Employee understands that Confidential Information may be considered as such regardless of whether it was received from the Company or from the Company’s clients, and whether it was developed in connection with or as a result of the services provided by the Employee to the Company.

13.3
The Employee agrees that, during the term of this Contract and after its termination: (a) she will treat all Confidential Information as strictly confidential; (b) not disclose it to any person or allow it to be disclosed to persons who do not have a “need to know” on behalf of the Company, or to third parties who are not direct employees of the Company, without the prior written consent of the chairman of the board of directors; (c) not use any Confidential Information, except to the extent necessary to fulfill her obligations to the Company; (d) not copy any document or medium containing Confidential Information, nor remove them from the Company’s facilities or the location where the Company provides services, except when required to fulfill their obligations to the Company, in which case the Employee shall, at all times, take the necessary measures to prevent its disclosure or unauthorized use. In the event that the Employee must copy any document or medium for which she is authorized in accordance with the foregoing provisions, she must faithfully reproduce on such copies the notices regarding copyright and ownership of the Company’s proprietary information. Likewise, the Employee agrees to obtain the Company’s prior approval for any professional, educational, or technical publications or presentations that she drafts or prepares during the term of this Contract or within 6 months following its termination, which relate to her obligations to the Company or the research and development work carried out by the Company.

13.4
Upon termination of the employment relationship with the Employee, the Employee shall immediately return to the Company all documents, media, and other tangible materials containing Confidential Information (without retaining any copies), along with any other property and assets of the Company that are in the Employee’s possession or under the Employee’s control.

13.5
The Employee agrees to comply with all of the Company’s security procedures, including, but not limited to, those concerning the security of computer equipment and passwords; likewise, the Employee agrees not to access any of the Company’s computers or those of its clients or suppliers, except for those to which the Employee has been authorized; nor shall the Employee access such systems after the employment relationship has been terminated. The Employee agrees to immediately notify the Company, as soon as she becomes aware of it, of any violation or unauthorized access, as well as any unauthorized use or reproduction or interference by third parties with: computer programs, trade secrets, Confidential Information, or other research and development materials or equipment owned by the Company or its clients.

13.6
The Employee represents that, prior to the date of employment with the Company, she has not participated in or created any inventions, discoveries, written works, developments, materials, techniques, or development tools (hereinafter referred to as “Employee’s Prior Developments”) in respect of which the Employee holds any intellectual property rights, and declares that she has no intellectual property rights with respect to the Company’s assets.

13.7
The Employee acknowledges that all business opportunities (related in any way to the Company’s present or future operations, regardless of whether the Employee is aware of them or not) that come to the Employee’s attention during the term of this Contract are and shall remain the exclusive property of the Company, and the Employee (a) shall immediately disclose such opportunities to the Company, and (b) shall provide the Company, without any additional compensation, with the documents it requests to establish its ownership of the aforementioned business opportunities.

13.8
Since the Employee acknowledges that her services to the Company involve research, development, or improvement of the procedures, methods, processes, or systems used by the Company, it is agreed that during the period in which she provides services, the Employee shall disclose to the Company all inventions, discoveries, or improvements developed or conceived by the Employee individually or in collaboration with others, that relate to the Company’s activities, or that result from or derive from any work performed for the Company, or at its request.

Accordingly, the Employee assigns to the Company the ownership or exclusive rights to such inventions, discoveries, or improvements and any patents issued in connection therewith, agreeing to sign, upon request, the necessary documentation to formalize such assignments or transfers. The Employee agrees that this Section shall be binding upon him, his representatives, and his executors, even after the termination of the employment contract with the Company.

13.9
Furthermore, the Employee agrees, notwithstanding the termination of the employment relationship, not to disclose or personally use the trade secrets of the Company, its clients, or third parties associated with the Company.

13.10
The Employee acknowledges and agrees that upon termination of the employment relationship, she shall refrain from using, either on her own behalf or as an officer, employee, consultant, representative, or advisor to another individual or entity, or in any other capacity, the confidential information of the Company, its clients, or third parties with whom it has a relationship; therefore, they may not contribute such confidential information to work related to any activity connected to those performed for the Company.

13.11
The Employee agrees that they shall not be prevented from undertaking new work after their separation from the Company, provided that they must always comply, in their new activity, with the obligations regarding the use of confidential information of the Company, its clients, or third parties related to it.

13.12
Both parties agree that any breach by the Employee of the terms set forth in the subparagraphs of this Section shall be considered just cause for termination of the employment relationship without liability on the part of the Company. Furthermore, the Employee expressly states that in the event of a breach of the obligations contained in this Section, she shall be subject to the resulting legal liability, including, but not limited to, the criminal liability referred to in Article 223, Sections III and IV of the Industrial Property Law.

SECTION 14. INCENTIVE PROGRAMS.

14.1
The Company, at its discretion, may establish incentives to motivate the Employee by offering him or her a bonus, commission, compensation, or award. In each case, the Company shall determine, at its sole discretion, the timing and conditions under which the Employee’s right to receive such bonus, commission, compensation, or award arises.

14.2
The Company assumes no obligation of any kind in this regard, as granting such benefits is entirely voluntary on its part; therefore, it may or may not establish the incentive systems described above. The Company may, at its sole discretion, modify, increase, or reduce such benefits and may also cancel them without the Employee being entitled to any payment or compensation.

SECTION 15. SOCIAL SECURITY.

15.1
The Company undertakes to enroll the Employee in the Mexican Social Security Institute (“IMSS”).

15.2
The Employee is obligated to undergo the medical examinations ordered by the Company, in accordance with the provisions of the Federal Labor Law and/or internal policies, whether through the IMSS or a physician designated by the Company. Such medical examination may be as extensive as the Company determines.

15.3
In the event of absence from work due to illness, such absence shall be justified only by a certificate issued by the IMSS.

SECTION 16. PROBATIONARY PERIOD.

In this Contract, in accordance with Article 39-A of the Federal Labor Law, a probationary period is established for the purpose of verifying that the Employee meets the requirements and possesses the necessary knowledge for the proper performance of the requested work, as stated in Whereas IV of this Contract, as well as agreed upon in Section 1 thereof.

The probationary period shall last for a maximum of 180 calendar days from the Employee’s start date, as this position falls under the provisions of the second paragraph of Article 39-A of the Federal Labor Law.

During the probationary period, the Employee shall receive the salary, social security, and other benefits provided for by law.

During the probationary period, if the Employee fails to demonstrate that they meet the requirements and possess the necessary knowledge to perform the duties for which they were hired, the employment relationship shall be deemed to have been terminated by , in accordance with Article 39-A, without liability to the Company.

SECTION 17. TRAINING, INSTRUCTION, AND PRODUCTIVITY.

The Company undertakes to train and instruct the Employee in accordance with the Training, Instruction, and Productivity plans and programs established or to be established by the Company.

SECTION 18. GOVERNING LAW AND ARBITRATION.

Except as provided in this Contract, the parties agree that the provisions of the Federal Labor Law shall apply. Furthermore, the parties expressly agree to submit to the jurisdiction and authority of the competent Conciliation and Arbitration Board to resolve any dispute regarding the interpretation, execution, and performance of this Contract.

SECTION 19. TAX WITHHOLDING AND OTHER DEDUCTIONS.

All payments to be made to the Employee under this Contract are subject to withholdings required by applicable federal, state, or municipal tax laws, social security laws and regulations, and any other applicable laws and regulations.

SECTION 20. AMENDMENTS.

This Contract may be amended only by a written document signed by both parties.

SECTION 21. OTHER AGREEMENTS.

This Contract shall prevail over, invalidate, and completely supersede any prior agreement, whether written or oral, between the Company and the Employee. Accordingly, the Employee acknowledges that the Company has no obligation to the Employee in connection with any prior agreement, whether oral or written, and grants the Company full and unconditional release from any obligation incurred or arising under applicable laws with respect to prior or related agreements between the parties to this Contract.

SECTION 22. NOTIFICATIONS.

Notices, consents, authorizations, declarations, approvals, documents, and other communications (hereinafter collectively referred to as the “Notices”) required or permitted by this Contract shall be in writing and delivered personally to the parties at their respective addresses set forth above or at any other address that either party notifies the other of in writing. It is understood and agreed that unless the Company receives written notice of any change of address, the Employee’s address shall be the one stated in the declarations of this Contract.

IN WITNESS WHEREOF, the parties, having read this Contract and being in full agreement with its contents and legal validity, hereby sign it in San Miguel de Allende.

THE “COMPANY”	THE “EMPLOYEE”
By: [SIGNED]	By: SIGNED

IRERI RICO GARCIA	CARLA LLANTADA DE LA PAZ
[NAME OF THE COMPANY]	[EMPLOYEE’S NAME]

Position: Legal Representative.

I HAVE RECEIVED A SIGNED COPY OF THIS EMPLOYMENT CONTRACT.

EMPLOYEE: CARLA LLANTADA DE LA PAZ	DATE: JULY 1, 2024
[SIGNED]